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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE:  JUNE 17, 2003

LOWER SALES IMPACT LEGGETT'S EARNINGS

Carthage, MO, June 17, 2003

     .  2Q sales expected to be below prior guidance.
     .  Energy costs continue to impact earnings.
     .  2Q EPS guidance reduced to range of 22-25 cents.
     . Full year organic sales growth expectation now -2% to +2%. . Full year EPS guidance reduced to $1.05-$1.20.

Fortune 500 diversified manufacturer Leggett & Platt announced that lower sales are expected to impact second quarter earnings. Previous guidance of 27 to 32 cents per share anticipated sales declines of 1% to 6% compared to a strong second quarter of 2002. Sales for the quarter are now expected to be below that range, and should lower earnings by at least a penny versus last guidance. In addition, continued higher energy costs are expected to reduce earnings by about a penny, and several smaller factors are also expected to lower earnings.

Despite market share gains, continued weakness in many end markets are leading to a second quarter sales decline. Through the first 10 weeks of the quarter the company's consolidated same location sales were down 7%, with segment sales trends as follows: down 6% in Residential Furnishings; down 10% in Commercial Fixturing and Components; down 9% in Aluminum Products; down 17% in Industrial Materials; and up 3% in Specialized Products.

Market demand, and its impact on sales revenue, remains the biggest single lever affecting Leggett's earnings. With this preliminary look at second quarter demand, the company is updating its full year sales guidance to a range of negative 2% growth to positive 2% (previous guidance was flat to up 4%). This sales range yields earnings guidance of $1.05-$1.20 per share for the full year (previously $1.15-$1.30).

Management will discuss these events in a conference call at 8:00 a.m. Central (9am Eastern) on Wednesday, June 18. The webcast can be accessed (live or replay) from the Investor Relations section of Leggett's website at www.leggett.com. The dial-in number is (303) 262-2140; there is no password. Second quarter results will be released July 16, with a conference call on July 17.

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COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a Fortune 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products for customers worldwide. The company is composed of 29 business units, 31,000 employee-partners, and more than 300 facilities located in 18 countries. Leggett believes it has the best Fortune 500 dividend growth record (32 consecutive annual increases at 15% CAGR). The company has grown sales and earnings at a 15% annual average since going public in 1967, consistently posts top quartile performance among the Fortune 500, and sets a high standard for financial transparency and quality of earnings.

Leggett & Platt is North America's leading independent manufacturer of the following: a) retail store fixtures and point of purchase displays; b) components for residential furniture and bedding; c) components for office furniture; d) non-automotive aluminum die castings; e) drawn steel wire; f) automotive seat support and lumbar systems; and g) bedding industry machinery for wire forming, sewing and quilting. Primary raw materials include steel and aluminum. Main operations include metal stamping, forming, casting, machining, coating, welding, wire drawing, and assembly.

SAFE HARBOR: This news release includes "forward-looking" statements that involve uncertainties and risks. Actual results could differ materially from the company's expectations, and the company undertakes no obligation to update or revise these forward-looking statements. Factors that could cause such differences include the company's ability to improve operations and realize cost savings, competitive and general economic conditions, future growth of acquired companies, and other risks described in the company's Annual Report or Form 10-K.

        CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com
         David M. DeSonier, Vice President, or Susan R. McCoy, Director
        FOR MORE INFORMATION: Visit Leggett's website at www.leggett.com.